EXHIBIT 5.1

10 November 2014

Adama Agricultural Solutions Ltd.

Golan Street

Airport City 7015103

Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to Adama Agricultural Solutions Ltd. (the “Company”), a company organized under the laws of the State of Israel in connection with an underwritten public offering (the “Offering”) contemplating the issuance and sale by the Company of up to 27,025,000 ordinary shares, par value NIS 1.00 per share of the Company (the “Offered Shares”), including Company Shares issuable upon exercise of an option granted to the Underwriters (as defined below) to purchase additional ordinary shares.

In connection herewith, we have examined originals or copies of (i) the registration statement on Form F-1, (File No. 333-1980057), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2014 (as amended through the date hereof, the “Registration Statement”) including the prospectus of the Company (the “Prospectus”), with respect to the offering of the Offered Shares included therein, (ii) a copy of the Memorandum of Association of the Company, (iii) a copy of the Articles of Association of the Company, as currently in effect, (iv) a draft of the amended and restated Articles of Association of the Company to become effective concurrently with the Offering, (v) resolutions of the audit committee and the board of directors of the Company (the “Board”) and shareholders of the Company, in each case, relating to the Registration Statement, the Prospectus and the actions to be taken in connection with the Offering, (vi) the draft Underwriting Agreement to be entered into in connection with the offering (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), (vii) a printout of the Israeli Company’s Registrar with respect to the Company, dated November 10, 2014, and (viii) such other documents, corporate records, agreements, certificates and other instruments and have made inquiries with such officers and representatives of the Company, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents upon which we have relied, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to all questions of fact required for rendering this opinion that have not independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, upon payment to the Company for the Offered Shares of the consideration per Offered Share in such amount and form as shall be determined by the Board or an authorized committee thereof, and subject to the approval of the Board or an authorized committee thereof and the Audit Committee, the Offered Shares, when issued and sold in the Offering as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 (the “Securities Act”), the rules and regulations promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction. In addition, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog, Fox & Neeman
Herzog, Fox & Neeman

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